Exhibit 22 - Subsidiaries of the Registrant


           At December 31, 1995, the Registrant had seven wholly-owned subsidiaries, all of which are included in the consolidated financial statements, as follows:



                                            Organized Under the
              Name                               Laws of

      New Penn Motor Express, Inc.          Pennsylvania

      Lebarnold, Inc.                       Pennsylvania

      E & A Truck Service, Inc.             New Jersey

      Tudor Lane, Inc.                      Delaware

      NTL, Inc.                             Delaware

      SilverEagle Transport, Inc.           Florida

      D.W. Freight, Inc.                    Oklahoma